Exhibit 23(a)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 33-64275) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of debt securities, preferred stock, and common stock with a proposed maximum aggregate offering price of $462,312,500 and to the incorporation by reference therein of our report dated January 25, 1996, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

Richmond, Virginia
May 20, 1996